Exhibit 99.3

Transcript of second quarter earnings call on August 6, 2018

Operator:

Thank you. Good afternoon, and welcome to EverQuote Second Quarter 2018 Earnings Call. We’ll be discussing the results announced in our press release issued today after the market close. On the call this afternoon is Seth Birnbaum, EverQuote’s CEO and Co-Founder, Tomas Revesz, CTO and Co-Founder and John Wagner, CFO of EverQuote. During the call, we may make statements related to our business that that maybe considered forward-looking, including statements concerning our financial guidance for the third quarter and full year 2018, our growth strategy and our plans to execute on our growth strategy, the growth levers we expect to drive our business, our ability to keep existing and acquire new customers, our extension into international market and other statements regarding our plans and prospects. Forward-looking statements may be identified with word and phrases such as we expect, we believe, we intend, we anticipate, we plan, may, upcoming and similar words and phrases. These statements reflect our views only as of today and should not be considered our views as of (inaudible).

We specifically disclaim any obligations to update or revise these forward-looking statements expect as required by law. Forward-looking statements are not promises or guarantees of future performance and are a subject of variety of risks and uncertainties that could cause the actual results to differ materially from our expectation. For the discussion of material risk and other important factors that could affect our actual results, please refer to the (inaudible) contained under the heading risk factors in our quarterly report on Form 10-Q filed after the close of the market today and as updated by other SEC filings, all of which are available on the Investor Relations section of our website at investor.everquote.com and on the SEC’s website at sec.gov.

Finally, during the course of today’s call, we will refer to certain non-GAAP financial measures which we believe are helpful to investors. A reconciliation of GAAP to non-GAAP measures was included in the press release we issued after the close of the market today which is unavailable on the Investor Relations section of our website at investors.everquote.com and on the SEC’s website at sec.gov.

With that, I will turn the call over to the CEO, Seth Birnbaum.

Seth Birnbaum:

Good afternoon. Thank you, Brinlea (phon), and thank you, everyone, for joining us. We are very excited to be hosting our first earnings call as a newly public company. I want to start by extending special thanks to our new investors for their confidence in our team and Company. We’ve enjoyed meeting many of you and EverQuote’s journey is just beginning. It’s still the early days of the shift of insurance online. We are so glad to have you as part of our team. The insurance industry is a large, traditional industry but it is evolving rapidly from the applications of new technology data and distribution.

Here at EverQuote, we are excited to help drive the future of the industry with the largest online marketplace for insurance shopping in the United States. Last year, $100 million Americans went online looking for insurance. At the same time in the U.S., non-health care insurance providers spent $120 billion on distribution; nearly all of it, over $117 billion on marketing and sales offline. To address this major opportunity, over the past eight years we’ve developed a market-leading technology and data platform to make insurance shopping easy, personal and efficient, saving consumers billions of dollars in the process, by our estimates.

We believe our financial results for the quarter illustrates the strength of our marketplace, our strength in data and analytics, focused execution on our multichannel and provider-inclusive distribution strategy and demonstrates the strong secular trend from which we are benefiting. Our second quarter was a great quarter; revenue increased 37% year-over-year while variable marketing margin grew by 41%. We reported year-over-year acceleration in our auto insurance business, up 23%, and delivered acceleration in our new verticals with home and life growing by 420%. The growth was broad-based, with many of our largest carriers bidding up an eight out of out of our top 10 carriers increasing their overall spend on our platform over the past year. We believe these increases are due to the performance of our traffic combined with healthy insurance industry dynamics and success in executing our direct strategy with insurance provider.

In the quarter, we were successful in expanding variable marketing margin, or VMM, which is a primary measure of the efficiency and effectiveness of our marketplace, and we manage the business to maximize VMM dollars. This quarter we achieved a record VMM of $12.8 million, a 41% increase from the prior year. Our success was driven by our strategy of expanding our direct distribution, driving higher coverage and budget from our insurance providers combined with growth in traffic in new verticals and a shift to better performing traffic in the auto vertical. This resulted in increased provider bids and an increase in revenue for (inaudible) of 34%. Stepping back from the quarter, since most of you are new to the EverQuote story, I would like to take a few extra minutes to explain the challenges that we help solve, the significant market opportunity we are addressing and why our data and technology platform positions us as a market leader. I will then turn it over to John who will review our Q2 financial results and Q3 guidance and we’ll open it up for your questions.

EverQuote is the largest online marketplace for insurance in the U.S. with a data and analytics-driven proprietary platform that attracts, matches and connect consumers with relevant insurance providers on the web, mobile device and over the phone. When we founded EverQuote, we saw an opportunity for a new data driven marketplace approach in insurance to bring efficiency to distribution in an inclusive, seamless online to offline model. In the U.S., while nearly 70% of consumer shop online, the industry remains committed to its traditional direct and agent distribution model and 80% of consumers still buy offline, either in person or over the phone. This is due to the vast and complex nature of the insurance market. With thousands of companies, products, coverage levels, and prices, insurance providers are highly specialized from marketing to pricing to claims processing and they align their business to serve specific consumer segments.

Further, most insurance agents and carriers are not fully digital which increases friction and shopping for consumers and raises transaction costs for all involved. Facing all this complexity, many consumers value a local agent or adviser over the phone to help them navigate this complex market and that’s where EverQuote comes in. I co-founded EverQuote with Tomas over eight years ago with one ultimate mission: to make finding the right insurance easy, efficienct and more personal, savings consumers and providers time and money. Since our founding, we estimate that we’ve saved consumers over $2 billion on auto insurance, a testament to our approach and the power of insurance shopping online and we are consistently one of the largest and most efficient consumer acquisition and retention channels for our insurance provider customers, based on their feedback.

EverQuote solution for the industry’s distribution challenge is an online insurance marketplace which we have purpose-built to attract, match and connect consumers with the insurance providers most likely to provide the right coverage at a competitive price. We save consumers time by providing a single starting point that allows consumers to connect with multiple relevant providers. We attract consumers to our marketplace through sophisticated algorithmic performance-based advertising, match them to relevant providers and then use our proprietary algorithm to connect both sides through a streamlined referral process. Our service is completely free for consumers and we charge providers on a per referral basis. Our goal is to match customers to the best provider for them while helping to reduce the cost of acquisition for our carrier and agent providers, helping them acquire new customers at an attractive ROI. Today, we are the largest online marketplace for insurance shopping in the United States. Even more importantly, we are a major player in the consumer distribution of U.S. insurance, as each month, EverQuote gets more website consumer visits than all of the largest of the U.S. insurers and EverQuote connects insurance providers with more than $3 million quote requests each quarter.

We have built a deep provider network with over 160 of the 1,500 largest insurance carriers operating in the U.S. including the top 20 P&C companies, and since we recognize the value of the agency channel for consumers, we have 7,500 agents participating in our marketplace as well. Over the past eight years, we have driven substantial revenue growth and have grown to over 250 great employees, including more than 150 data scientists, analysts and engineers whose collective talent, when leveraged with our accumulating data, proprietary technology and market breadth, represents our most critical assets. We have grown a lot and we’re proud of what we’ve accomplished and of our great team but we are still in the early days and as we look forward, see substantial growth built to come. We expect our growth to continue for three main reasons: network effect, opportunities to drive further penetration of our current market and the powerful long term secular trends we see driving a shift from offline to online in insurance.

First, as a leading insurance marketplace, EverQuote benefits from a number of network effects, from growing data distribution and technology advantages in many aspects of our business and, as in any network-driven business, we think these will drive growth and margin over time. For example, our success in improving customer acquisition and customer matching are both fundamentally driven by data and the breadth and scale of our many data assets is a substantial and growing competitive advantage.

Over the last eight years, we’ve accumulated data from over 131 billion ad impressions, served 40 million consumer quote requests derived from over $440 million of online market spend. As our data assets grow, our algorithms for bidding and consumer alignment become more powerful and sophisticated, improving our value for consumers and providers.

In addition, our success as a marketplace and value to consumers also depends on the breadth of our provider network. Again, today we work with more than a 160 participating insurance carriers and over 7,500 local insurance agents and we are focused on continually expanding our provider coverage. The breadth of our provider network allows us to provide multiple relevant matches to consumers and we believe is a substantial competitive advantage and it also allows us to offer a strong consumer value proposition.

The second reason we expect growth to continue is that we believe EverQuote can drive greater penetration of insurers’ online advertising budgets as we grow and optimize our business. While we are already the largest online marketplace for insurance shopping in the U.S., we plan to drive greater penetration in the insurance market with a variety of internal and external initiatives of scale. In particular, we continuously invest in data, product, provider distribution and new verticals with the goal of driving greater traffic, improving consumer engagement and outcomes, all while pursuing data-driven optimization to improve the economics of our provider partners.

For example, we plan to attract more consumers to our marketplace. We believe there is substantially more consumer traffic to capture by expanding on existing sources, exploring new channels such as online video, and across new verticals. We also expect, over time, greater brand awareness of EverQuote as our algorithmic performance advertising continues to scale. In addition to attracting more consumers, we’ve built a dedicated engineering team to accelerate provider integration to drive improved performance for consumers and providers and this team added 13 new or expanded integrations in the second quarter. Further, in distribution, we continued to add new providers and during the second quarter we had 15 new carrier partners across auto, home and life. With hundreds of remaining carriers and tens of thousands of remaining agents still not yet participating in our marketplace and plenty of room to grow with the providers who are already on the platform, we believe we have substantial room to expand by adding new provider partners.

Finally, we are expanding our coverage offer to leverage our marketplace in our newer home and life verticals. Our rapid growth in home and life demonstrates our ability to leverage our existing technology and resources in new verticals and we intend to continue to pursue new verticals such as commercial insurance and renters’ insurance. As we pursue these initiatives, we expect to drive increased traffic, quote requests and performance to our provider partners, all of which will drive our growth within our current online insurance market and since we estimate our current penetration is only around 6% of the industry’s online advertising spend, we see ample runway for future growth for EverQuote.

The third reason we’re excited about our prospects for growth is that we believe we will continue to benefit from the long term secular tailwind, namely we expect consumers to continue to shift their time online, driving insurance advertisers to shift more of their advertising and distribution dollars to online channels which will benefit our online marketplace. For context, last year the non-health insurance industry spent $120 billion in distribution and while the share of online advertising has been growing, the industry isn’t slow to switch to digital distribution channels. Today, only 2% of the industry’s total distribution budget is spent online. In contrast, the travel and the automotive industry has now spent 27% and 57% of their distribution dollars online. While insurance is different and while we expect the important role for agents will continue in the future, we believe this strong growth of online advertising and insurance by both agents and carriers is likely to continue, providing a strong specular tailwind for our online marketplace.

Even going beneath the macro share shift from offline to online advertising, we believe as distribution becomes increasingly digital, the distinction between digital advertising and digital distribution is likely to blur and create opportunities for new models like our marketplace to grow the digital distribution market overall. In that context, we are investing in new offerings to leverage our marketplace and expand our value proposition by increasing engagement with consumers and providers and in the process, creating more value for both. For example, our call product offer providers direct connection between consumers and agents inside of our marketplace via phone and this online to offline hybrid distribution continues to scale quickly as we see adoption across both carrier and agency customers in EverQuote’s marketplace.

Similarly, we recently launched a beta program of our smart campaign bidding product for advertisers with multiple participating partners. This is a data-driven tool providers can use to manage, automate and optimize their EverQuote campaign so that they may drive greater volume and performance in our auction, helping them to more fully benefit from the EverQuote marketplace by directly leveraging our machine learning and data.

Finally, we offer EverDrive a free social-safe driving mobile app for consumers that has increased consumers’ level of engagement with EverQuote and achieved rapid adoption since launch. In the future, we expect to leverage consumers actual driving data to offer consumers more personalized insurance product from our provider partners and we’ve made good progress, and we do expect to launch our first carrier provider safe driving offer in EverDrive prior to the end of this year.

Stepping back, we are proud of what we’ve accomplished so far and believe our strong second quarter results are evidence that our marketplace strategy to align consumers and insurers is working and with our marketplace enjoying a strong network effect, our team executing on our initiatives to drive growth, and our market benefiting from these powerful secular trends, we are excited about the many opportunities we see for EverQuote to grow from here. We look forward to taking your questions in a few minutes but now I would like to turn the call over to our CFO, John Wagner, to review our Q2 financial results.

John Wagner:

Thank you, Seth. Good afternoon, everyone. I’ll start by discussing our second quarter financial results with highlights for the quarter and then provide third quarter and full year 2018 guidance. Given this is our first earnings quarter, I’ll start by providing a quick overview of how our business model works. We operate an online insurance marketplace which connects consumers shopping for insurance with relevant insurance providers. We generate revenue from our insurance marketplace through the sale of consumer referrals. A consumer referral is a connection we make between the consumer shopping for insurance and an insurance provider who has expressed, through our platform, a desire to quote insurance to consumers of that profile. We make that connection, either online in the form of a click referral or offline in the form of a call or data referral. We have recognize our revenue at the time of referral. Our revenue is primarily derived from our auto insurance vertical with our new verticals, home and life insurance, contributing to revenue at a growing rate.

Turning to our financial results for the second quarter of 2018, we are very pleased to report that our total revenue grew to $41.1 million, a 37% year-over-year improvement and a substantial increase from the 28% year-over-year growth in our first quarter. Revenue from our auto insurance vertical increased 23% year-over-year to $35.5 million while revenue from our home and life vertical increased 420% year-over-year to $5.6 million. Our strong revenue growth in the quarter was primarily the result of a significant increase in the average revenue per quote request of 34% over the prior year period. Total quote requests for the quarter grew modestly to 3 million. The improvement in revenue per quote request was driven by progress within our insurance provider network. During 2018, we increased insurance provider coverage and increased our level of integrations with our carriers which resulted in increased buying rates for our consumers and improved ROI performance for our providers. Our insurance providers have responded by increasing their bids as well as their budgets with us.

The quarter also reflects the continued benefit of the shift in our distribution to direct customers with 90% of our revenue this quarter coming from carriers and agents that purchase referrals directly from us using our platform. While quote requests and consumer traffic growth have historically outpaced growth in distribution, in 2018 we have allowed gains in distribution to outpace traffic in order to balance both sides of our two-sided marketplace. This is consistent with our overarching financial objective to manage traffic and distribution within our marketplace to increase variable marketing margin dollars as we’ve done in the second quarter. Variable marketing margin, or VMM, grew 41% to $12.8 million in the second quarter compared to the prior year period. We define VMM as revenue, less the cost to attract consumers to our marketplace through online advertising. During the quarter, the increase in VMM was fueled by significant improvements in the revenue per quote request, offset partially by increases in the cost per quote request as we focused on higher cost traffic sources with improved buying performance and on testing new traffic sources which are yet to be optimized.

Turning to profitability, net loss for the quarter was $1.7 million, in line with the prior year period. Our basic and diluted earnings per share attributable to common stockholders was a loss of $3.10. This includes preferred stock accretion during the quarter equal to $2.91 per share. For calculation of basic and diluted net loss per share, we consider the accretion of our redeemable, convertible, preferred stock which is carried on our balance sheet at redemption value. Due to the automatic conversion of our preferred stock upon the closing of our IPO on July 2, Q2 reflects our last accretion adjustment. Without this final accretion entry, our net loss per share would have been $0.19. It’s also worth noting that the second quarter’s weighted average outstanding share count used for EPS is 9.1 million shares, significantly lower than the 24.9 million common shares outstanding immediately subsequent to the closing of our IPO on July 2.

Adjusted EBITDA for the quarter was a loss of $600,000, an improvement of $200,000 compared to the second quarter of 2017. It’s worth noting that the EBITDA loss for this quarter was impacted by non-capitalized expenses of approximately $500,000 related the Company’s preparation for its IPO. On cash flows, our net cash used from operations in the second quarter was $200,000 compared to $1.8 million used in cash from operations in the prior year.

Finally, turning to the balance sheet, as of June 30, 2018, our cash balance was $2.4 million. Subsequent to the end of the quarter, we received IPO proceeds of approximately $48.6 million net of underwriters discount and offering costs.

Now, turning to guidance, let me start by restating our long term goals. First, we target revenue growth of 20% a year or more. Second, we aim to continue to increase the variable marketing margin dollars and we believe that this will translate into increased VMM as a percentage of revenue over time as we realize efficiencies on traffic and leverage from distribution. Finally, as we increase our scale, we are targeting improved Adjusted EBITDA margins while still investing in the business for top line growth.

With that context and in the light of our strong performance in the second quarter, we are providing the following guidance for the third quarter. We expect revenue to be between $40.4 million and $41.2 million. We expect variable marketing margin to be between $12.3 million and $12.7 million and we expect Adjusted EBITDA to be a loss of between $1 million and $1.3 million and for the full year 2018 we expect revenue to be between $161 million and $162.6 million. We expect variable marketing margin to be between $48.6 and $49.4 million and we expect Adjusted EBITDA to be a loss of between $3.4 million and $4 million. In summary, we are very pleased with our second quarter results and are optimistic about our prospects for continued growth.

With that, we will hand the call back over to the Operator for Q&A.

Operator:

We are ready for our question-and-answer. Our first question, we will start with Doug Anmuth from JPMorgan. Your line is open.

Doug Anmuth:

Great. Thanks for taking the question. I wanted to ask a couple of things. First, can you guys just talk about the trade-off between revenue per quote request and quote volume. You obviously saw very good growth in RPQR, but modest quote growth. If you could talk about how you’re thinking about optimizing and balancing that quarter-to-quarter, and then just related, John, you mentioned a couple of the traffic sources, they’re trying some new things and some things that weren’t fully optimized yet. If you can give us some more color there on the higher quality sources that you’re going after to drive traffic? Thanks.

Seth Birnbaum:

Thanks, this is Seth. As we have learned over time, a continually growing quote volume into constrained budget on the provider side can reduce revenue per quote requests. This past quarter we did an excellent job in managing the volume growth and we’ve moderated the autos—the quote request in autos to maximize VMM dollars. We have also shifted to some higher performing traffic and leaned in on growing the quote requests for the new verticals so overall traffic performed really well in Q2. We’re also leaning in on our distribution for our stated strategy of enabling autos to really catch up with traffic by expanding coverage and budget on the provider side of the network and we did see, again, better traffic management and performance and that was reflected on the provider side of EverQuote’s marketplace, so increased bids and/or budget from a vast majority of the providers and that resulted in some of that increase of revenue per quote request. Going forward, as we talked about in the roadshow quite a bit, we will continue to balance the distribution in traffic intelligently as we grow, optimizing always for VMM dollar production and growth and that’s how we manage the business and that’s precisely what our teams did in Q2.

Doug Anmuth:

Anything on the new track resources, the quality that you’re going after?

Seth Birnbaum:

Yes. There’s sort of two focuses for our traffic teams; one obviously is raw conversion rate to a buy-in, so that’s a bid from an ad impression all the way to the buy-in which creates both consumer satisfaction as well provider performance. The other part of our marketplace which is really unique is going after higher LTV consumers so we do see increasing demand from providers for premium and preferred consumers and those are a large percentage of our marketplace so that’s the other metric of quality that we go after.

Doug Anmuth:

Okay. Thank you, Seth.

Seth Birnbaum:

There was a second question, Doug, and I apologize?

Doug Anmuth:

You covered it.

Seth Birnbaum:

Okay, terrific.

Operator:

Our next question comes from Nathaniel Schindler from Bank of America Merrill Lynch. Your line is open.

Nathaniel Schindler:

Yes. Hi. I just wanted to see if you could help me out and give us any update on how you are integrating any of the carriers and improving the consumer experience? Right now it seems that many are still reluctant to show prices on your system or/and let new pass information directly into their system. How do you see this evolving over time?

Seth Birnbaum:

I’m going to take just the high level integrations and then Tomas will cover how we see the evolution of the consumer experience. Just off the bat, we actually did use 13 net new integrations with carrier partners in Q2, either net new or deeper integration. Now, remember, those integrations have two impacts on our marketplace. One is they definitely result in higher consumer satisfaction, as it’s much less friction in the process of shopping for insurance; and then the second part of that, obviously, is it dramatically increases provider performance in the marketplace as well and so we have made some significant progress. We actually built a team to just do integrations because of the benefit the team is running and we have really strong momentum going and doing more of those integrations going forward. I will let Tomas take the question of how we see consumer experience evolving over time.

Tomas Revesz:

Sure. Nat, there is two parts to this answer. First is the depth of integration varies from partner to partner. There is very little disagreement with partners or providers in the industry that improving and streamlining the process of handing consumers off from the marketplace into their hands is benefited by these integrations. A lot of the progress is gated by the fact that many of these companies are, in and of themselves, implementing systems that can support these kinds of digital integration for the first time and these are typical sort of longer lifecycle IT projects in big companies, but all of them are moving happily in this direction and we work closely with all of them to make as much progress as they’re able to support us in doing.

Over the long term, many of our partners—and part of our strategy to be inclusive of partners so that the consumer has the best set of choices available to them—many of our partners still wish to retain the final leg of that pricing conversation with the consumer themselves. Pricing, especially in auto insurance in the U.S., is still a complex exercise and one that, in order to deliver an accurate, bindable quote or rate, many of our partners wish to take that final leg. Ultimately, we see the consumer experience evolving to a very seamless handoff to that final dialogue with the provider, whether it’s online with a click to quote experience, perhaps, or offline where the consumer is getting on the phone with an agent in a call center and ready to talk about the final configuration or details of their policy, as the near to mid-term destination of the consumer experience, and all of our partners are in agreement largely with creating that experience. Much of the work is simply time and energy from engineering and road maps on both sides of the house.

Nathaniel Schindler:

Great. Thank you and congratulations on your first quarterly conference call.

Seth Birnbaum:

Thank you.

Operator:

Our next question comes from Ron Josey with JMP Securities. Your line is open.

Ron Josey:

Great, thanks for taking the question and, yes, congrats on the first call. I wanted to ask a little bit more, Tomas, what you were just talking about with Nat but specifically maybe a different angle. Ninety percent of revenues now coming direct from the providers and can you just talk about or a remind us the advantages of working directly with provider; what do they give you and how does that accelerate the integrations that you just talked about? Thanks.

Tomas Revesz:

Sure. Thank you for the question. The benefits to working directly with providers include a number of things; one is the ability to actually create those integrations so that our systems are talking to each other directly and not through intermediaries and enables us to launch these projects together with them and actually create these integrations without having to step through a third party. The other is that it will provide us a great deal more insight and feedback from those providers on how our referrals perform. It enables the creation of solutions or products like smart campaigns which Seth mentioned, and it provides ultimately for a higher level of provider ROI through the use of more intimate exchange of information and technologies that allow both them and us to optimize their campaigns to hone in on those segments of the consumer set that they are most effective in acquiring.

Seth Birnbaum:

Ultimately, one of the unique aspects of what we do is that direct to provider integration for an improved consumer experience but also that data feedback gives us that bid to bind that asset that uniquely enables us to find the relevant matches for consumers and drive higher ROI for the providers. That direct distribution is really differentiated.

Ron Josey:

That’s great. Thank you very much.

Operator:

Our next question comes from Michael Graham with Canaccord. Your line is open.

Michael Graham:

Thanks a lot and congrats, guys. I just wanted to ask about the growth. You had really accelerating growth, you had good upsides and numbers in Q2; can you just talk about the visibility that you had, sort of the linearity of that in the quarter. Is that something that can kind of come in at the end of the quarter and then just want to think—hear about how you’re thinking about the Q3 guidance that’s sequentially sort of flat with what you just reported in Q2 but I think, historically, even in a tough year like last year, you have sequential uptick in Q3, so just wondering John, how you’re thinking about that, if you can frame that out for us?

John Wagner:

Thanks, Michael. Absolutely, we start to see more of the quarter as we go through, we look at revenue and we look at results on a daily basis and are able to look into the quarter that way. That absolutely, that picture develops as we go through the quarter. As we look out to kind of our guidance philosophy, we have a kind of a judicious guidance philosophy, we very much guide kind of line of sight to what we believe we can identify and what we can deliver in terms of revenue, VMM and EBITDA. What we give you for guidance both for the quarter as well as next year is what I would say is high confidence that we have in that guidance.

Operator:

If anyone would like to ask a question, please press star, followed by the number one on the telephone keypad.

Our next question comes from Jason Helfstein from Oppenheimer. Your line is open.

Jason Helfstein:

Thanks. First just want to follow-up on one of Mike’s question and then another one. To the extent that you are saying you’re seeing kind of revenue and VMM slowing in the fourth quarter 20%, is there a reason why that you are seeing, just given the type of growth you just did, or you’re just been conservative? That would be fine too but if your signal is indicating 20%, maybe talk about why that is the case. Then obviously in the quarter, pricing was exceptionally strong, reflecting the quality of what you’re doing for those agents, carriers, advertisers used to pay. Do you feel like you’re pricing certain, we’ll call it advertisers, out of the market and kind of how do you—what are the levers to drive volume or get it, let’s just call it more balanced, which would result in greater revenue growth over time, VMM growth over time? Thanks.

Tomas Revesz:

Thanks, Jason. On the first part, in terms of Q3, we very much guide to what we can see, line of sight, what we feel confident in, and in terms of the full year, we do consider the seasonality that we normally see within Q4. As we said, Q4 is seasonally a down quarter for us and we expect that to continue so we do consider that in our full year guidance as it implies kind of our Q4 guidance inside of that. Seth, do you want to talk a little bit about the pricing?

Seth Birnbaum:

Yes, Jason, just to clarify and again, apologies, can you ask the question again just as a single part, your second half?

Jason Helfstein:

Yes, sure. With requests per quote—revenue per quote of 34%, would that imply that you’re pricing out of the market certain advertisers and how do you think about, over time, as you sell the merits of the ROI, effectively bringing advertisers into your marketplace who, right now, are effectively not there, so basically trying to drive both volume and pricing more balanced over time?

Seth Birnbaum:

Great. One thing to bear in mind about EverQuote is that all providers come through a unified auction. As you increase provider demand, the revenue per quote tends to ride up again as long as you’re very smart about how you manage the consumer flow to those providers. Along those lines, remember, Jason, integration gives providers significant leverage so I think there’s a big tool for bringing in providers and making them competitive, right? The integration can give up to a 41% lift for a full click to quote or call to quote integration leverage for a provider and of course, obviously, again, much higher customer consumer satisfaction. The other big tools that we’re rolling out are things like smart campaigns and what those really do is enable our systems, both machine learning and data, to sort of create a level playing field for providers so that they can efficiently bid in the marketplace. For us, it’s really tools and technologies for bringing in providers and they still have to have great product and great fit for consumers to compete but if they do, it will be a really great place for them to grow their business.

Jason Helfstein:

John, just one follow-up to the guidance. Do you not want us to look at the exit VMM rate in the fourth quarter as indicative of 2019 and just think of 2019 to stand on its own? What’s your comment around seasonality?

John Wagner:

Very much to stand on its own. We have talked a little bit before about the seasonal trends that we see within the business, so as we come into Q3, it is generally a strong quarter for us and as we come into Q4, it will be generally a weaker quarter for us. I think it gives us confidence, based on the strong performance we saw this quarter, into ‘19, but as such, we would say that we’re not giving any guidance on ‘19 and it will stand on its own at this point.

Operator:

Our next question comes from Ralph Schackart at William Blair. Your line is open.

Ralph Schackart:

Good afternoon. You called out some strength in the premium preferred consumer segment in the quarter. Anything sort of unique or specific in terms of why the carriers or agents focus on this market segment? Was it perhaps some of the favorable trends you saw in traffic that enabled stronger bidding and auction environment? But any color you could add around it would be great. Thank you.

Seth Birnbaum:

I actually suspect that it is more to do with industry dynamic. There are simply more carriers going after premium and preferred consumers versus the standard or non-standard consumers. All are great markets and we have relatively large consumer flows across. The consumer really is a place for everybody to come find insurance but again, from a provider perspective, there is a lot of competition at the high end of the market.

Ralph Schackart:

Great, maybe a follow-up separately. Can you maybe give us a sense of your expectations for the home and life revenue stream and sort of extension or bolt on to your auto business? I mean, long term expectations how that revenue opportunity would compare to your core auto business? Thanks.

Seth Birnbaum:

For us, we see if you take home and life combined, they will grow over the long term to be as big as auto insurance. Sort of equivalent opportunity, and again, one of the most exciting aspects of the dynamic of EverQuote in our platform approach is that when we launch these verticals, they’re launching with very good economics along with VMM, they’re going through the cycle faster than autos and perhaps the most exciting aspect for us is the operating leverage. We’ve built out the engineering, we have the accumulated data and it’s really—it’s very efficient for us to launch these new verticals, these adjacent verticals in the marketplace. That’s what we are seeing with home and life. As just to scale, again, Ralph, we do expect them to get certainly home and life combined to be as big as auto is and grow, certainly.

Ralph Schackart:

Great. Thanks for the incremental color.

Operator:

Our next question comes from the line of Aaron Kessler from Raymond James. Your line is open.

Aaron Kessler:

Great. Thanks. Couple of questions, guys. First, maybe just a follow-up on kind of thinking about other verticals longer term. Any update there in terms of other verticals you may launch and then timing of those and also just maybe mobile traffic? If you can update us, what percentage is mobile and kind of how that’s been trending as well? Thank you.

Seth Birnbaum:

Sure. The next verticals for us for renters, and commercially, have actually begun to develop the teams for those and our plans are unchanged. We do expect to launch them in the near term, certainly within 2019. As far as mobile, we do see it’s a gradual increase. I think way more modest than we thought in ‘16 and ‘17 and the majority of our traffic is mobile but not huge shifts over the last two quarters.

Aaron Kessler:

Great. Maybe just a quick update also on the direct first and direct percentages. I think it’s a 90% this quarter. Can you give us an update where that was last quarter? I think it was maybe 85% for all of ‘17 versus where that was in Q1? Thank you.

Seth Birnbaum:

I recall Q1 was 86%.

John Wagner:

It was just under 90%.

Seth Birnbaum:

In Q1, it was just under 90% and now we are just over 90%.

Aaron Kessler:

Okay. Sounds great. Thanks, guys. Congrats on the quarter.

Seth Birnbaum:

Thank you.

John Wagner:

Thank you, Aaron.

Operator:

There are no further questions.

Seth Birnbaum:

Thank you very much. Thank you very much, everyone, for joining us. It’s a pleasure and look forward to talking to you again next quarter or seeing you out on the road and it is truly a privilege and honor and we look forward to working with everyone. Bye-bye.

Operator:

This concludes today’s conference call. You may now disconnect.